Exhibit 99.1

Quantum Computing Inc. Advances Commercial Platform Strategy with Stalking Horse Bid for Luminar’s LiDAR Business

Hoboken, NJ – January 12, 2026 – Quantum Computing Inc. (“QCi” or the “Company”) (Nasdaq: QUBT), an innovative quantum optics and integrated photonics technology company, today announced that, following its previously announced agreement to acquire Luminar Semiconductor, Inc. (“LSI”), it has submitted a bid and has been selected as the stalking horse bidder for selected remaining assets of Luminar Technologies, Inc. (“Luminar”). This proposed transaction will be completed in connection with Luminar’s ongoing Chapter 11 process and is subject to approval by the U.S. Bankruptcy Court and the completion of a court-supervised auction and sale process.

Under the stalking horse agreement, QCi has agreed to serve as the initial bidder for the remaining Luminar assets at a purchase price of approximately $22 million, subject to higher or better offers received through the auction process and other customary terms and conditions. If approved, QCi expects the transaction to close in the first quarter of 2026.

Luminar’s LiDAR hardware and software platforms leverage a high-performance optical architecture designed for light detection in demanding applications. Together with the recently announced proposed acquisition of LSI, this transaction would expand QCi’s presence across the photonics value chain, from photonic chip design and packaging to full system delivery and customer deployment. The proposed acquisition of Luminar would quickly extend QCi’s photonics and quantum optics capabilities into deployed sensing systems and beyond. QCi would support Luminar’s ongoing R&D efforts, sustain targeted product offerings, and maintain continuity across relevant customer programs and deployed systems.

If completed, LSI and Luminar are expected to accelerate QCi’s roadmap and support commercial operations through active customer programs and a base of deployed systems. The Company expects the acquired assets to contribute immediate revenue and expand QCi’s operating footprint across product delivery, manufacturing support, and field deployment. QCi also plans to retain key technical, engineering and manufacturing teams, and continue investing in R&D, aligned with the Company’s broader photonics and quantum technology strategy.

“Being selected as the stalking horse bidder reflects our conviction in the strategic fit of these assets and our commitment to building a scaled photonics platform with real-world impact,” said Yuping Huang, CEO and Chairman of the Board of QCi. “LSI strengthens our core photonics design, packaging, and manufacturing capabilities, while Luminar brings proven expertise in system integration, software, and scaling complex optical technologies into production. Together, these assets would accelerate our ability to commercialize advanced photonic platforms today while building the operational foundation required for future quantum sensing and emerging applications. If completed, the transaction is expected to bring a group of outstanding engineering and technical personnel to QCi, whose experience and expertise we believe would support the execution of our strategy and long-term growth objectives.”

Together, these proposed transactions are consistent with QCi’s strategy to expand into future quantum sensing verticals by building scalable commercial platforms in adjacent sensing markets today. LiDAR applications share many of the system-level requirements expected in next-generation quantum optical technology, and QCi believes acquiring a deployed optical platform would accelerate its path from research to fielded systems by adding real-world performance feedback loops, integration and operational experience. This strategic foundation is intended to support QCi’s long-term growth not only in quantum sensing, but also in computing, communication, and photonic AI areas.

About Quantum Computing Inc.

Quantum Computing Inc. (Nasdaq: QUBT) is an innovative, quantum optics and integrated photonics technology company that provides accessible and affordable quantum machines and foundry services for the production of photonic chips based on thin-film lithium niobate. QCi’s products are designed to operate at room temperature and low power at an affordable cost. The Company’s portfolio of core technologies and products offer unique capabilities in the areas of high-performance computing, artificial intelligence, and cybersecurity, as well as remote sensing applications.

Company Contact:

Rosalyn Christian/John Nesbett

IMS Investor Relations

qci@imsinvestorrelations.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements and forecasts, which are generally identified by words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” “goal,” “objective,” “seek,” “attempt,” “aim,” or similar expressions, involve risks and uncertainties because they relate to future events and depend on circumstances that may or may not occur. Such forward-looking statements include, but are not limited to, statements regarding the intent, belief, or current expectations of QCi and its management, as well as the assumptions underlying those statements. These statements are subject to a number of risks and uncertainties, including, without limitation: uncertainty regarding the timing of the closing of the proposed bid or transaction, or whether such transaction will be completed at all; revenue from existing customer agreements; the possibility that anticipated benefits of the transaction may not be realized when expected or at all; the risk that integrating technologies and manufacturing processes may take longer or be more difficult than anticipated; the possibility that the transaction may be more expensive to complete than expected; diversion of management’s attention from ongoing business operations and opportunities; operating costs and business disruption following the transaction; exposure to potential litigation; and challenges associated with the integration of Luminar’s products, technologies, and manufacturing processes with those of QCi. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results may differ materially from those contemplated by such statements due to the foregoing risks and uncertainties, as well as other factors beyond QCi’s control. Except as required by federal securities law, QCi undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.